Exhibit 99.1

PRIMUS COMMENTS ON AMBAC, MONOLINE CDS EXPOSURE

Hamilton, Bermuda — March 30, 2010 – Primus Guaranty, Ltd. (the “Company”) (NYSE:PRS) today commented on certain aspects of the credit default swap (“CDS”) portfolio of Primus Financial Products, LLC (“Primus Financial”) related to the credit event announced by International Swaps and Derivatives Association, Inc. Americas Determinations Committee involving Ambac Assurance Corporation that occurred on March 25, 2010.

Primus Financial has no single name CDS notional exposure that references Ambac Assurance Corporation. Primus Financial does have CDS exposure to Ambac Assurance Corporation in two of its bespoke tranche portfolios, which are not subject to first loss due to existing subordination levels. The Company does not anticipate that Primus Financial will have to make cash settlement payments on its bespoke tranche transaction as a result of the Ambac Assurance Corporation credit event.

Primus Financial has single name CDS and bespoke tranche exposure referencing Ambac Financial Group, Inc., the holding company. Ambac Financial Group, Inc. has not incurred a credit event. During the first quarter of 2010, Primus Financial reduced its single-name CDS exposure to Ambac Financial Group, Inc. by $70 million through credit mitigation transactions at a cost of $19.2 million. At March 31, 2010, the net notional amount of the single name exposure to Ambac Financial Group, Inc. is $11 million to current counterparties.

The outstanding net notional amount of single name CDS exposure that Primus Financial has with current counterparties, at March 30, 2010, on four financial guaranty (monoline) companies, including Ambac Financial Group, Inc., totals approximately $243 million. Of this amount, $50 million notional exposure is scheduled to mature in June 2010. At year-end 2009, the outstanding net notional amount of single name CDS exposure that Primus Financial had with current counterparties on four financial guaranty (monoline) companies totaled approximately $329 million.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company with operations in New York, Boston and London.  Through its subsidiaries, the company is a leading manager of corporate credit assets and provider of credit protection. Primus manages assets in structured credit funds and operating companies, across a range of asset classes – including investment grade, high yield and leveraged loans – using both cash and synthetic instruments.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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